AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is effective as of December 19, 2013, by and between Advaxis, Inc., a Delaware corporation (the “Company”), and Gregory T. Mayes, III (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement, effective as of October 25, 2013 (the “Agreement”), pursuant to which the Company employed Executive in the capacity, for the period, and on the terms and conditions set forth therein; and

WHEREAS, Section 3(a) of the Agreement sets forth the Base Salary (as such term is defined in the Agreement) and annual adjustments to Base Salary, which is to be paid to Executive exclusively in cash; and

WHEREAS, the Company and Executive desire to restructure the payment of Base Salary such that Executive shall receive payment in a combination of cash and shares of the Company’s common stock; and

WHEREAS, in furtherance of Section 3(a) of the Agreement and the desire of the Company and Executive to restructure the payment of Base Salary, the Company and the Executive mutually agree that the Base Salary shall be paid in a combination of cash and shares of the Company’s common stock as set forth in this Amendment; and

WHEREAS, Section 4(b) of the Agreement provides Executive with certain severance benefits in the event Executive’s employment with the Company is terminated under certain circumstances, which severance benefits may be subject to Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company and Executive desire to enter into this Amendment pursuant to which Sections 3(a) and 4 of the Agreement shall be amended and restated to set forth the terms and conditions relating to the payment of Base Salary to Executive and payment schedules for severance benefits that are compliant with Section 409A;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. AMENDMENT TO SECTION 3(a). Section 3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) SALARY. Executive shall receive an annual salary of Two Hundred and Sixty-Five Thousand Dollars ($265,000.00), plus annual cost of living (COLA—as determined by the Social Security Administration) salary increases commencing on the one-year anniversary of the execution of this Agreement (“Base Salary”). The applicable Base Salary shall be reviewed by the Board immediately following the end of the Company’s fiscal year to determine the annual increase, or decrease consistent with the Company’s decrease in the base salaries of other senior executives, to the applicable year’s Base Salary; provided, however, that in no event shall such annual increase be less than the cost of living increase. The Base Salary shall be paid in two components, as follows: (a) Ninety Two and one-half percent (92.5%) of the Base Salary shall be paid in cash (the “Cash Component”), and (b) Seven and one-half percent (7.5%) of the Base Salary shall be paid in the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (referred to as the “Stock Component”) as set forth below.

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“(i) The applicable Cash Component will be paid in equal installments not less frequently than bi-monthly in accordance with the Company's salary payment practices and employment tax withholding obligations in effect from time to time for senior executives of the Company.

“(ii) On the last business day of each fiscal quarter (if Executive has provided services to the Company in accordance with the Agreement through such date) (each such date, a “Grant Date”), the Company shall grant to Executive, in accordance with the terms and provisions of the Company's 2011 Omnibus Incentive Plan (as such plan is amended from time-to-time), a number of whole shares of Common Stock equal to the quotient of one-quarter of the Stock Component divided by the Fair Market Value (as such term is defined in the 2011 Omnibus Incentive Plan) of the Common Stock on the Grant Date (i.e., No. shares = ¼ Stock Component/FMV). In the event Executive’s employment is terminated prior to the last business day of any fiscal quarter, on the last business day of the applicable fiscal quarter, the Company shall grant to Executive a number of whole shares of Common Stock equal to (A) the sum of (i) the applicable percentage of the fiscal quarter that Executive provided services prior to termination, multiplied by (ii) one-quarter of the Stock Component, divided by (B) the Fair Market Value of the Common Stock on the Grant Date (i.e., No. shares = [¼ Stock Component x the % of quarter services provided]/FMV). The shares issued pursuant to each such grant shall be fully vested and non-forfeitable on the Grant Date. Any fractional share amount resulting from each such grant calculation shall be promptly paid by the Company to Executive in cash. As soon as administratively feasible following each Grant Date, Executive shall receive stock certificates evidencing the grant. Such stock certificates shall be issued to Executive as of the Grant Date and registered on the books and records of the Company in Executive’s name. Except as otherwise set forth herein, the grants shall be made in accordance with the terms and conditions of the 2011 Omnibus Incentive Plan.

“(iii) At the time of issuance of the Common Stock as described in Section 3(a)(ii) above, or any time thereafter as determined by the Company to be necessary or appropriate, Executive authorizes withholding of all applicable tax obligations from payroll and any other amounts payable to Executive, and otherwise agrees to make adequate arrangements, as approved at the discretion of the Company, for the applicable tax obligations in connection with the issuance of the Common Stock. Subject to compliance with applicable law, the Company, at its sole discretion, may permit Executive to satisfy all or any portion of the tax obligations by deducting from shares of Common Stock to be issued to Executive a number of whole shares having a fair market value, as determined by the Company, not in excess of the amount of the tax obligations determined by the applicable minimum statutory withholding rates.

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“(iv) Executive acknowledges and agrees that as of the date hereof, the Company has not filed a Registration Statement on Form S-8 (or any other registration form) that covers the shares of Common Stock issued or issuable under the Company's 2011 Omnibus Incentive Plan. Executive further acknowledges and agrees that the shares of Common Stock received by Executive pursuant to this Section 3(a) may not be sold by Executive except pursuant to an applicable registration or exemption from registration. No Common Stock shall be issued in connection with a grant hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with. Each grant made shall be conditioned on Executive’s undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Common Stock, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued or transferred hereunder will be subject to such stop transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

“(v) Executive shall not have voting or any other rights as a stockholder of the Company with respect to any shares of Common Stock issuable hereunder until immediately following the issuance of any such shares of Common Stock in accordance herewith and the Company's 2011 Omnibus Incentive Plan.

“(vi) Executive understands and agrees that the Company has not advised Executive regarding Executive’s income tax liability in connection with the issuance of stock as contemplated hereunder. Executive has reviewed with Executive’s own tax advisors the federal, state, local and foreign tax consequences of an investment in the Common Stock and the transactions contemplated hereby. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that, except as otherwise specifically provided in the Agreement, Executive (and not the Company) shall be responsible for Executive’s own tax liability that may arise as a result of an investment in the Common Stock or the transactions contemplated by this Agreement.

“(vii) Notwithstanding any language in this Amendment to the contrary, in the event that there are not sufficient shares of Common Stock authorized and available for issuance under the Company's 2011 Omnibus Incentive Plan to allow for all, or any portion, of the Stock Component to be paid in shares of Common Stock on any applicable grant date, the Company shall pay the Stock Component (or applicable portion thereof) in cash. In furtherance of the foregoing, in the event it is known to the Company in advance of an anticipated grant date under Section 3(a)(ii) that they will not have sufficient shares to pay all or a portion of the Stock Component in shares of Common Stock, the Company shall pay the (applicable portion of the) Stock Component in cash at the same time as payment of the Cash Component, in accordance with the Company's salary payment practices.”

2. AMENDMENT TO SECTION 4. Section 4 of the Agreement is hereby amended to include Section 4(d) as follows:

“(d) Section 409A.

(i)      Notwithstanding anything to the contrary in this Agreement, no Severance Payments or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other Severance Payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

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Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s “separation from service”, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s “separation from service”. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s “separation from service”, but prior to the six (6) month anniversary of the “separation from service”, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this Agreement, “Treasury Regulations” shall mean the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended.

(ii)     Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A limits will not constitute Deferred Payments for purposes of clause (i) above.

(iii)    The Severance Payments provided under this Section 4 are intended to be exempt from or comply with the requirements of Section 409A so that none of the Severance Payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

3. BONUS PAYMENT; SEVERANCE PAYMENT. For sake of clarity, the parties agree that any Bonus Payment under Section 3(b) and any Severance Payment under Section 4(b) of the Agreement shall be paid solely in cash.

4. MISCELLANEOUS.

(a) The provisions of Sections 8 (‘Notices’), 10 (‘Legal Representation’), 12 (‘Governing Law’), 13 (‘Assignment’), 14 (‘Severability’), 16 (‘Remedies’), and 17 (‘Dispute Resolution’) of the Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

(b) Except as provided herein, the terms of the Agreement shall remain in full force and effect. The Agreement (together with Exhibit A thereto), as amended hereby, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to the Agreement, as amended hereby, shall be valid or effective unless the same is in writing and signed by both parties hereto. Email correspondence does not constitute a writing for the purposes of this provision.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement as of the day and year first above written.

Advaxis, Inc.,
a Delaware corporation

By:	/s/ Daniel J. O’Connor
Name: Daniel J. O’Connor
Title: President and CEO

Executive:

/s/ Gregory T. Mayes, III
Gregory T. Mayes, III

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